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                            ASSET PURCHASE AGREEMENT

                           DATED AS OF OCTOBER 6, 1997

                                     BETWEEN

                              BMC WEST CORPORATION,

                                AS THE PURCHASER,

                                       AND

                         LONE STAR PLYWOOD & DOOR CORP.,

                                  AS THE SELLER


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

                                    CONTENTS

ARTICLE I.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . .    1

     SECTION 1.01.  Certain Defined Terms  . . . . . . . . . . . . . . . .    1
     SECTION 1.02.  Certain Additional Defined Terms . . . . . . . . . . .    5

ARTICLE II.  PURCHASE AND SALE . . . . . . . . . . . . . . . . . . . . . .    6

     SECTION 2.01.  Purchase and Sale  . . . . . . . . . . . . . . . . . .    6
     SECTION 2.02.  Assumption of Liabilities; Liabilities Retained
                    by Seller  . . . . . . . . . . . . . . . . . . . . . .    8
     SECTION 2.03.  Purchase Price; Adjustments to Purchase Price  . . . .   10
     SECTION 2.04.  Closing  . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLER  . . . . . . . .   16

     SECTION 3.01.  Incorporation and Qualification of the Seller;
                    Authority  . . . . . . . . . . . . . . . . . . . . . .   17
     SECTION 3.02.  Subsidiaries . . . . . . . . . . . . . . . . . . . . .   17
     SECTION 3.03.  No Conflict  . . . . . . . . . . . . . . . . . . . . .   17
     SECTION 3.04.  Consents and Approvals . . . . . . . . . . . . . . . .   18
     SECTION 3.05.  Financial Information  . . . . . . . . . . . . . . . .   18
     SECTION 3.06.  Litigation . . . . . . . . . . . . . . . . . . . . . .   19
     SECTION 3.07.  Compliance with Laws; Licenses and Permits . . . . . .   19
     SECTION 3.08.  Environmental Compliance . . . . . . . . . . . . . . .   19
     SECTION 3.09.  Intellectual Property Rights . . . . . . . . . . . . .   20
     SECTION 3.10.  Real Property  . . . . . . . . . . . . . . . . . . . .   20
     SECTION 3.11.  Tangible Personal Property . . . . . . . . . . . . . .   21


                                                                          PAGE i

     SECTION 3.12.  Material Contracts . . . . . . . . . . . . . . . . . .   21
     SECTION 3.13.  Employee Benefit Matters . . . . . . . . . . . . . . .   22
     SECTION 3.14.  Labor Matters  . . . . . . . . . . . . . . . . . . . .   23
     SECTION 3.15.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   23
     SECTION 3.16.  Insurance  . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.17.  Brokers  . . . . . . . . . . . . . . . . . . . . . . .   24
     SECTION 3.18.  Disclaimer of Warranties . . . . . . . . . . . . . . .   24

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER . . . . . . .   24

     SECTION 4.01.  Incorporation and Authority of the Purchaser . . . . .   24
     SECTION 4.02.  No Conflict  . . . . . . . . . . . . . . . . . . . . .   25
     SECTION 4.03.  Consents and Approvals . . . . . . . . . . . . . . . .   25
     SECTION 4.04.  Absence of Litigation  . . . . . . . . . . . . . . . .   26
     SECTION 4.05.  Financing  . . . . . . . . . . . . . . . . . . . . . .   26
     SECTION 4.06.  Brokers  . . . . . . . . . . . . . . . . . . . . . . .   26
     SECTION 4.07.  Registered Shares  . . . . . . . . . . . . . . . . . .   26

ARTICLE V.   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . .   26

     SECTION 5.01.  Conduct of Business Prior to the Closing . . . . . . .   26
     SECTION 5.02.  Investigation  . . . . . . . . . . . . . . . . . . . .   27
     SECTION 5.03.  Access to Information  . . . . . . . . . . . . . . . .   28
     SECTION 5.04.  Books and Records  . . . . . . . . . . . . . . . . . .   28
     SECTION 5.05.  Confidentiality  . . . . . . . . . . . . . . . . . . .   29
     SECTION 5.06.  Regulatory and Other Authorizations; Consents  . . . .   29


                                                                         PAGE ii

     SECTION 5.07.  Taxes  . . . . . . . . . . . . . . . . . . . . . . . .   30
     SECTION 5.08.  Bulk Transfer Laws . . . . . . . . . . . . . . . . . .   30
     SECTION 5.09.  Employees  . . . . . . . . . . . . . . . . . . . . . .   30
     SECTION 5.10.  Further Action . . . . . . . . . . . . . . . . . . . .   30
     SECTION 5.11.  Sales of Registered Shares . . . . . . . . . . . . . .   31
     SECTION 5.12.  Change of Name . . . . . . . . . . . . . . . . . . . .   31

ARTICLE VI.  CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . .   31

     SECTION 6.01.  Conditions to Obligations of the Seller  . . . . . . .   31
     SECTION 6.02.  Conditions to Obligations of the Purchaser . . . . . .   32

ARTICLE VII. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . .   33

     SECTION 7.01.  Survival . . . . . . . . . . . . . . . . . . . . . . .   33
     SECTION 7.02.  Indemnification by the Purchaser . . . . . . . . . . .   34
     SECTION 7.03.  Indemnification by the Seller  . . . . . . . . . . . .   35
     SECTION 7.04.  General Provisions . . . . . . . . . . . . . . . . . .   36

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . .   38

     SECTION 8.01.  Termination  . . . . . . . . . . . . . . . . . . . . .   38
     SECTION 8.02.  Effect of Termination  . . . . . . . . . . . . . . . .   38
     SECTION 8.03.  Waiver . . . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE IX.  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . .   38

     SECTION 9.01.  Expenses . . . . . . . . . . . . . . . . . . . . . . .   38
     SECTION 9.02.  Notices  . . . . . . . . . . . . . . . . . . . . . . .   39
     SECTION 9.03.  Public Announcements . . . . . . . . . . . . . . . . .   40
     SECTION 9.04.  Headings . . . . . . . . . . . . . . . . . . . . . . .   40


                                                                        PAGE iii
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     SECTION 9.05.  Severability . . . . . . . . . . . . . . . . . . . . .   40
     SECTION 9.06.  Entire Agreement . . . . . . . . . . . . . . . . . . .   41
     SECTION 9.07.  Assignment . . . . . . . . . . . . . . . . . . . . . .   41
     SECTION 9.08.  No Third-Party Beneficiaries . . . . . . . . . . . . .   41
     SECTION 9.09.  Amendment; Waiver  . . . . . . . . . . . . . . . . . .   41
     SECTION 9.10.  Governing Law  . . . . . . . . . . . . . . . . . . . .   41
     SECTION 9.11.  Counterparts . . . . . . . . . . . . . . . . . . . . .   41

EXHIBITS

Exhibit A           Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B           Form of Deeds
Exhibit C           Form of Deeds of Trust
Exhibit D           Form of Escrow Agreement
Exhibit E           Form of Noncompetition Agreement
Exhibit F           Reference Balance Sheet
Exhibit G           Form of Subordinated Note
Exhibit 6.01(e)     Form of Legal Opinion of Counsel to the Purchaser
Exhibit 6.02(e)     Form of Legal Opinion of Counsel to the Seller


SCHEDULES

Schedule 2.01(a)(i)      Machinery, Equipment, etc.
Schedule 2.01(a)(ii)     Vehicles
Schedule 2.01(a)(vi)     Contracts
Schedule 2.01(a)(xi)     Real Property
Schedule 2.03(c)         Asset Allocation
Schedule 3.13            Plans
Schedule 3.14            Employees
Schedule 3.16            Insurance
Schedule 5.09            Certain Employees

Schedule of Exceptions


                                                                         PAGE iv
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                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of October 6, 1997, between BMC WEST CORPORATION, a Delaware corporation (the "Purchaser"), and LONE STAR PLYWOOD & DOOR CORP., a Delaware corporation (the "Seller").

                                    RECITALS

     The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, certain of the assets of the Seller on the terms and subject to the conditions set forth herein.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

ARTICLE I.     DEFINITIONS

     SECTION 1.01.  CERTAIN DEFINED TERMS

     As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

     "ADJUSTMENT ESCROW ACCOUNT" has the meaning ascribed thereto in the Escrow Agreement.

     "ADJUSTMENT ESCROW AMOUNT" means $500,000.

     "ANCILLARY AGREEMENTS" means, collectively, the Bill of Sale, Assignment and Assumption Agreement, the Deeds, the Noncompetition Agreement, the Escrow Agreement, the Subordinated Note, and the Deeds of Trust.

     "ASSET VALUE" means the total assets (other than Excluded Assets) of the Seller reflected on the Reference Balance Sheet or the Closing Balance Sheet, as the case may be, without reduction for any bad debt or other accounts receivable reserves. For purposes of determining the Asset Value as reflected on the Closing Balance Sheet, Inventory shall be valued as provided in Section 2.03(a) and Inventory represented by goods covered by the Novax Agreement shall be included. Inventory represented by goods covered by the Novax Agreement shall be excluded for purposes of determining the Asset Value as reflected on the Reference Balance Sheet.

     "ASSUMED LIABILITIES VALUE" means, without duplication, all Assumed Liabilities to the extent reflected on the Closing Balance Sheet, excluding any bad debt or other accounts receivable reserves; PROVIDED, HOWEVER, that any and all obligations relating to claims of constructive or actual termination being assumed by the Purchaser pursuant to Section 2.02(a)(vi) shall not be included in the Assumed Liabilities Value. The Seller's contingent obligation under the Novax Agreement to purchase goods covered thereby shall be included, without duplication, for purposes of determining the Assumed Liabilities Value.

     "BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT" means a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit A.

     "BUSINESS" means the business of the Seller as currently conducted.

     "BUSINESS DAY" means any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Dallas, Texas.

     "DEEDS" means, collectively, deeds substantially in the form of Exhibit B with respect to the real property of the Seller being transferred to Purchaser.

     "DEEDS OF TRUST" means, collectively, those Deeds of Trust substantially in the form of Exhibit C, with respect to the real property being transferred to Purchaser hereunder which secures the obligations under the Subordinated Note.

     "DESIGNATED AMOUNT" means $10,000.

     "ENVIRONMENTAL LAWS" means any federal, state or local law relating to
(a) releases or threatened releases of Hazardous Substances or (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW AGENT" means TICOR Title Insurance, or such other Escrow Agent as agreed by the Seller and the Purchaser.

     "ESCROW AGREEMENT" means an Escrow Agreement substantially in the form of Exhibit D.

     "ESCROW AMOUNTS" means, collectively, the Adjustment Escrow Amount and the Indemnity Escrow Amount.

     "ESTIMATED CLOSING NET ASSET VALUE" means an amount equal to the Estimated Closing Asset Value less the Estimated Closing Assumed Liabilities Value.

     "ESTIMATED CLOSING ASSET VALUE" means the Asset Value of the Seller as of the close of business on the date immediately preceding the Closing Date, as estimated in good faith by the Seller no more than two Business Days prior to the Closing Date. For purposes of determining the Estimated Closing Asset Value, Inventory shall be valued as provided in Section 2.03(a).

     "ESTIMATED CLOSING ASSUMED LIABILITIES VALUE" means the Assumed Liabilities Value as of the close of business on the date immediately preceding the Closing Date, as estimated in good faith by the Seller no more than two Business Days prior to the Closing Date.

     "GAAP" means United States generally accepted accounting principles.

     "HAZARDOUS SUBSTANCES" means (a) substances which contain substances defined in or regulated under the following federal statutes and their state counterparts, as well as such statutes' implementing regulations as amended from time to time and as interpreted by administering agencies: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (b) petroleum and petroleum products including crude oil and any fractions thereof; (c) natural gas, synthetic gas and any mixtures thereof; and (d) any substances with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "INDEMNITY ESCROW ACCOUNT" has the meaning ascribed thereto in the Escrow Agreement.

     "INDEMNITY ESCROW AMOUNT" means an amount equal to $3.7 million, which amount shall be evidenced by the aggregate principal amount of the Subordinated Note.

     "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended.

     "KNOWLEDGE" means with reference to (a) the Seller, the actual knowledge of William E. Smith, Danny McQuary, Randy Hamrick, Manny Ortega, Dave Ondrasek, Ralph Imrecke and Ken Hawkins and (b) the Purchaser, the actual knowledge of the executive officers of the Purchaser. "To the knowledge of," or any similar phrase with respect to, any person or entity means that such person or entity has no actual knowledge contrary to the facts or matters so referenced.

     "MARKET PRICE" of Registered Shares means the average of the daily closing prices per share of the Purchaser's common stock for the 10 consecutive trading days immediately preceding the day as of which "Market Price" is being determined. The closing price for each day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way on the principal national securities exchange on which the shares are listed or admitted to trading.

     "MATERIAL ADVERSE EFFECT" means any material adverse effect on the Assets, taken as a whole, or any change in, or effect on, the Business that is or is reasonably likely to be materially adverse to the results of operations, the financial condition or the prospects of the Business, taken as a whole.

     "NET ASSET VALUE" means an amount equal to the Asset Value of the Seller less the Assumed Liabilities Value as of a given date.

     "NONCOMPETITION AGREEMENT" means a Noncompetition Agreement, substantially in the form of Exhibit E, between the Purchaser and the Seller, Wendell O. Walker, John M. Stich and The Endeavour Capital Fund Limited Partnership.

     "NOVAX AGREEMENT" means the Agreement for Sale on Consignment dated January 24, 1997 between C. E. Cabinets, a division of Novax Modular Group, Inc., and the Seller.

     "REFERENCE BALANCE SHEET" means the unaudited balance sheet of the Seller as of June 30, 1997, attached hereto as Exhibit F.

     "REGISTERED SHARE AMOUNT" means $3.3 million.

     "REGISTERED SHARES" means shares of common stock of Building Materials Holding Corporation, the Purchaser's parent company, that are registered under the Securities Act of 1933, as amended, and registered or qualified under such state securities or blue sky laws of such jurisdictions as the Seller has requested prior to the Closing Date.

     "SELLER'S REPRESENTATIVE" means John W. Dixon, or such other person as designated by the Seller or the Seller's Representative by written notice to the Purchaser.

     "SUBORDINATED NOTE" means the Subordinated Secured Promissory Note of the Purchaser in favor of the Seller in the aggregate principal amount of $3.7 million, dated the Closing Date, the obligations under which shall be secured by the Deeds of Trust. The Subordinated Note shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement and shall be substantially in the form of Exhibit G.

     "TAX" or "TAXES" means all income, gross receipts, sales, use, employment, franchise, profits, property or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever, whether payable directly or by withholding (together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto), imposed by any governmental or taxing authority.

     "TERMINATED EMPLOYEES" means the Seller's employees as of the date immediately preceding the Closing Date who are not hired, or to be hired, by the Purchaser as of the Closing Date.

     "THIRD QUARTER BRANCH EBIT" means the sum of the earnings before interest and taxes of the Seller's Houston, Dallas, Seattle and Portland branches during the period beginning July 1, 1997 and ending September 30, 1997, prepared on a basis and with such adjustments that are consistent with the calculation of EBIT for such branches which is contained in the Confidential Offering Memorandum of the Seller, dated June 1997, the financial information for the six month period ended June 30, 1997 presented to the Purchaser as part of management presentations on July 23, 1997, and the Lone Star/Hillsdale Performance Summary Update, dated September 16, 1997.

     SECTION 1.02.  CERTAIN ADDITIONAL DEFINED TERMS

     In addition to terms defined in Section 1.01, the following capitalized terms are used as defined in the Sections set forth opposite such terms:

     Defined Terms                           Section Reference
     -------------                           -----------------

     Assets                                  Section 2.01(a)
     Assumed Liabilities                     Section 2.02(a)
     Base Purchase Price                     Section 2.03(a)
     Closing                                 Section 2.04(a)
     Closing Balance Sheet                   Section 2.03(b)(i)
     Closing Date                            Section 2.04(a)
     Collection and Returns Report           Section 2.03(b)(i)
     Confidentiality Agreement               Section 6.05
     Contracts                               Section 2.01(a)(vi)
     Employees                               Section 3.15
     Escrow Agreement                        Section 2.03(b)
     Excluded Assets                         Section 2.01(b)
     Financial Statements                    Section 3.05
     Independent Accounting Firm             Section 2.03(a)
     Intellectual Property Rights            Section 3.09
     Inventory                               Section 2.01(a)(iii)
     Last Bulk Cost                          Section 2.03(a)
     Losses                                  Section 7.02(a)
     Material Contracts                      Section 3.12
     Multiemployer Plan                      Section 3.13(b)
     Multiple Employer Plan                  Section 3.13(b)
     Plans                                   Section 3.13(a)
     Purchase Price                          Section 2.03(a)
     Retained Liabilities                    Section 2.02(b)
     Schedule of Exceptions                  Introduction to Article III
     Seller's Accountants                    Section 2.03(b)(i)
     Smith Agreement                         Section 2.02(a)
     Trade Accounts Receivable               Section 2.03(b)(i)

ARTICLE II.    PURCHASE AND SALE

     SECTION 2.01.  PURCHASE AND SALE

     (a) On the terms and subject to the conditions set forth in this Agreement, the Seller shall, on the Closing Date, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall, on the Closing Date, purchase from the Seller, all of the Seller's right, title and interest in and to the following assets (all such assets, other than the Excluded Assets referred to in Section 2.01(b), being referred to herein, collectively, as the "Assets"):

          (i) all the Seller's machinery, equipment, furniture and other similar property, including, without limitation, those assets described in
     Schedule 2.01(a)(i);

          (ii) all the Seller's vehicles and rolling stock, including without limitation, those vehicles described in Schedule 2.01(a)(ii);

          (iii) all the Seller's inventories of raw materials, work in process and finished goods, including, without limitation, those goods covered by the Novax Agreement (collectively, "Inventory");

          (iv) all the Seller's accounts receivable as at the Closing Date, other than accounts receivable arising with respect to the Seller's operations in the State of Colorado;

          (v) all the Seller's patents, trade names (including, without limitation, "Lone Star Plywood & Door," "Lone Star," "Hillsdale Sash & Door," "Hillsdale" and "Heritage Architectural Moulding"), trademarks, service marks and copyrights;

          (vi) all the Seller's assignable rights and interest in the contracts, agreements, instruments, leases, licenses, purchase or customer orders, commitments and other binding arrangements of the Seller, including, without limitation, those described in Schedule 2.01(a)(vi) (collectively, the "Contracts");

          (vii) all the Seller's sales and promotional literature, customer lists and other sales-related materials;

          (viii) all the Seller's general, financial and other records pertaining to the Business as in existence on the Closing Date;

          (ix) all the Seller's computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto;

          (x) all municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations held or used by the Seller in connection with, or required for, the conduct of the Business, as currently conducted, to the extent transferable;

          (xi)    all the Seller's real property described on
     Schedule 2.01(a)(xi), including the improvements and fixtures located thereon;

          (xii) all the Seller's petty cash and, other than with respect to Excluded Assets or Retained Liabilities, prepaid expenses and deposits;

          (xiii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind pertaining to, and arising out of, the Business as of the Closing Date;

          (xiv) claims for refunds of Taxes paid by the Seller imposed on property, income or payrolls arising prior to or on the Closing Date, to the extent such refunds are reflected on the Reference Balance Sheet or the Closing Balance Sheet;

          (xv) Plan assets to the extent transferable and not related to the Terminated Employees; and

          (xvi) all other assets of the Seller (other than Excluded Assets), including, without limitation, goodwill and other intangible assets.

     (b) The following (the "Excluded Assets") are specifically excepted from the Assets to be transferred to the Purchaser pursuant to Section 2.01(a):

          (i) all insurance policies of the Seller and all rights of the Seller of every nature and description under or arising out of such insurance policies;

          (ii) claims for refunds of Taxes paid by the Seller imposed on property, income or payrolls arising prior to or on the Closing Date, to the extent such refunds are not reflected on the Closing Balance Sheet;

          (iii) all the Seller's assets related to its operations in the State of Colorado, including, without limitation, all real property located in the State of Colorado (including the improvements and fixtures located thereon), all the Seller's rights and interests in leases with respect to such real property, all the Seller's accounts receivable arising with respect to such operations and all goodwill associated with such operations;

          (iv) the Seller's records pertaining solely to the Excluded Assets, the Retained Liabilities or the Terminated Employees, and the Seller's minute books, stock ledgers and Tax records;

          (v)     Plan assets to the extent related to the Terminated Employees;


          (vi) all the Seller's cash held in banks or money market or other similar accounts; and

          (vii) all rights of the Seller under this Agreement and the Ancillary Agreements to which it is a party.

     SECTION 2.02.  ASSUMPTION OF LIABILITIES; LIABILITIES RETAINED BY SELLER

     (a) On the terms and subject to the conditions set forth in this Agreement, the Purchaser shall execute and deliver, on the Closing Date, the Assumption Agreement, pursuant to which the Purchaser shall agree to pay, perform and discharge, if and when due, to the extent not paid, performed or discharged on or prior to the Closing Date, the following liabilities and obligations of the Seller (collectively, the "Assumed Liabilities"):

          (i) all the Seller's trade liabilities, including, without limitation, all accounts payable;

          (ii) all the Seller's liabilities and obligations arising under the Seller's contracts, agreements, instruments, leases, licenses, purchase or customer orders, commitments and other binding arrangements, including, without limitation, those described in Schedule 2.01(a)(vi);

          (iii) all the Seller's liabilities and obligations arising in connection with the computer software and related items described in
     Section 2.01(a)(ix);

          (iv) all the Seller's liabilities and obligations arising under the franchises, permits, licenses, agreements, waivers and authorizations described in Section 2.01(a)(x);

          (v) the Seller's liabilities and obligations, if any, arising with respect to the Seller's patents, trademarks, service marks and copyrights;

          (vi) all the Seller's liabilities and obligations to its employees (including, without limitation, liabilities and obligations with respect to vacation pay, sick pay, and the Plans and obligations relating to any claims of constructive or actual termination arising in connection with the transactions contemplated hereby or the Purchaser's actions subsequent to the Closing, PROVIDED, HOWEVER, that the Seller will pay all severance payments due to William E. Smith pursuant to that certain Change of Control Agreement between the Seller and Mr. Smith, dated as of June 5, 1997 (the "Smith Agreement")), other than (x) any of such liabilities or obligations to the extent constituting Retained Liabilities and (y) any liabilities or obligations of the Seller to its employees (A) other than in their capacity as employees or (B) with respect to violations or alleged violations of law; and

          (vii) all the Seller's other current liabilities to the extent reflected on the Closing Balance Sheet and not constituting Retained Liabilities.

     Notwithstanding anything to the contrary, it is agreed that the Purchaser does not, and by this Agreement or any Ancillary Agreement shall not, assume or agree to pay, perform, defend or discharge any liabilities and obligations of Seller of any and every kind whatsoever, other than the Assumed Liabilities.

     (b) Notwithstanding the Closing, the Seller shall retain, pay, perform and discharge, if and when due, to the extent not paid, performed or discharged on or prior to the Closing Date, the following liabilities and obligations of the Seller (collectively, the "Retained Liabilities"):

          (i)     all the Seller's bank debt and notes payable;

          (ii) all salary, wages and bonuses to Seller's employees to the extent accruing prior to the Closing Date;

          (iii) all Change of Control Bonuses (as defined in certain Change of Control Agreements between the Seller and certain of its employees) and similar bonuses the Seller has agreed to pay to certain of its employees in connection with the transactions contemplated by this Agreement;

          (iv) the severance obligations payable to William Smith pursuant to the terms of the Smith Agreement;

          (v) all obligations to the Seller's employees under the Health and Welfare Plan for Employees of Lone Star Plywood & Door Corp.; and

          (vi) all payroll, sales and franchise taxes to the extent accruing prior to the Closing Date.

     SECTION 2.03.  PURCHASE PRICE; ADJUSTMENTS TO PURCHASE PRICE

     (a) Subject to the adjustments set forth in Section 2.03(b), the aggregate purchase price for the Assets (the "Purchase Price") is $36,000,000 (the "Base Purchase Price") (i) less the amount, if any, by which the Asset Value reflected on the Reference Balance Sheet exceeds the Estimated Closing Asset Value,
(ii) plus the amount, if any, by which the Estimated Closing Asset Value exceeds the Asset Value reflected on the Reference Balance Sheet and (iii) less the Estimated Closing Assumed Liabilities Value. The Seller shall provide written notice of the Estimated Closing Asset Value and the Estimated Closing Assumed Liabilities Value to the Purchaser at least one Business Day prior to the Closing Date. The Purchase Price is payable as provided in Section 2.04(c).

     For purposes of calculating the Estimated Closing Asset Value and the Asset Value reflected on the Closing Balance Sheet, the value of the Inventory shall be determined as follows:

               (1) A physical inventory count and valuation shall be conducted jointly by the Purchaser and the Seller on the Friday and weekend immediately preceding Closing. The value of the Inventory (except as otherwise provided herein) shall be the Last Bulk Cost per unit thereof. "Last Bulk Cost" means, with respect to any given items, the per unit price in the latest standard quantity purchase by the Seller of such type of items from the Seller's primary supplier thereof in the ordinary course of the Seller's business reduced by a discount of 1%. Any damaged or obsolete Inventory shall be purchased by the Purchaser for that amount agreed upon by representatives of the Purchaser and the Seller during the physical inventory count and valuation described above. Obsolete Inventory is that Inventory which is not being sold during the ordinary course of business to the existing customer base of the Purchaser and which is not being sold during the ordinary course of business to the existing customer base of the Seller.

               (2) Any and all disputes regarding any aspect of the inventory count and valuation process including determination of Last Bulk Cost shall be negotiated in good faith between the parties. In the event the parties cannot agree on the Last Bulk Cost of any item or items, then each party shall promptly submit such evidence of Last Bulk Cost as such party deems appropriate to the accounting firm of KPMG or such other independent accounting firm of national reputation as may be mutually acceptable to the Seller and the Purchaser (the "Independent Accounting Firm"), who shall be instructed based solely on the evidence presented by the parties, to determine which party's value most closely approximates Last Bulk Cost of the disputed items. The value so selected by the Independent Accounting Firm shall be binding and conclusive.

               (3) The actual costs, if any, incurred for the services of the Independent Accounting Firm pursuant to the preceding paragraph shall be borne by the party whose proposed value is the furthest from the value selected by the Independent Accounting Firm. In conducting the inventory count, the Purchaser shall bear its own costs including wages and overtime of its employees, lodging, meals, and transportation of its employees and any other expenses incurred by the Purchaser. In conducting the inventory count, the Seller shall bear its own costs including wages and overtime of its employees, lodging, meals, and transportation of its employees and any other expenses incurred by the Seller.

     (b) The Purchase Price shall be subject to adjustment, if any, after the Closing Date as specified in this Section 2.03(b).

          (i) Within 120 calendar days following the Closing Date, the Seller shall deliver to the Purchaser an unaudited balance sheet of the Seller (the "Closing Balance Sheet") as of the close of business on the date immediately preceding the Closing Date. The Closing Balance Sheet shall be prepared (x) in accordance with GAAP, except that it shall not contain the footnotes required thereby, and (y) except as otherwise expressly indicated herein, using procedures substantially similar to those used to prepare the Reference Balance Sheet.

     During the preparation of the Closing Balance Sheet and the period of any dispute referred to in Section 2.03(b)(iv), the Purchaser shall provide the Seller and Coopers & Lybrand, independent accountants ("Seller's Accountants"), full access to the books, records and facilities of the Seller and shall cooperate fully with the Seller and Seller's Accountants, in each case to the extent reasonably required by the Seller and Seller's Accountants in order to prepare the Closing Balance Sheet and to investigate the basis for any such dispute; PROVIDED, HOWEVER, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchaser's business.

     Except as otherwise set forth in this Section 2.03(b)(i), the value of the Trade Accounts Receivable on the Closing Balance Sheet shall be the actual collected value of the Trade Accounts Receivable during the 120 calendar days following the Closing Date. "Trade Accounts Receivable" means the right to receive payment on obligations, including those owed but not yet due, as of Closing, of all customers and other third-party purchasers of goods and services from the Business in the ordinary course of business prior to Closing, including any and all past due accounts and notes receivable taken in collection of routine receivables, but excluding any such obligations which have been written off the books prior to Closing. During a period of 120 calendar days following the Closing Date, the Purchaser shall (1) use its reasonable best efforts to collect such Trade Accounts Receivable consistent with past practice of the Business, including the processing of returns of goods that are returned and resalable, and (2) take all reasonable and usual steps requested by the Seller to create, protect and preserve any applicable deeds of trust, mortgages, mechanic's liens, materialmen's liens and other security interests that may secure the Trade Accounts Receivable acquired by the Purchaser hereunder. The Seller shall reimburse the Purchaser for all reasonable out-of-pocket expenses incurred by the Purchaser in taking the action requested by the Seller pursuant to clause (2) above. The Purchaser agrees that it shall not, for a period of 180 days following the Closing Date, make any changes to (a) the personnel used by the Seller immediately prior to the Closing in the collection of the Trade Accounts Receivable, (b) the salespersons to whose customers the Trade Accounts Receivable relate or (c) any incentive compensation or commission structure in place on the date hereof relating to the collection of the Trade Accounts Receivable. If any of such Trade Accounts Receivable have not been collected by the Purchaser during such 120-day period, the Purchaser shall, subject to Section 2.03(b)(iv), (x) assign those uncollected Trade Accounts Receivable (including all related deeds of trust, mortgages, mechanic's liens, materialmen's liens and other security interests securing such Trade Accounts Receivable) to the Seller or (y) at the Seller's request, continue to use its reasonable best efforts to collect such Trade Accounts Receivable consistent with past practice of the Business and pay to the Seller, promptly upon receipt, all proceeds therefrom less reasonable collection expenses; PROVIDED, HOWEVER, that, notwithstanding anything in this Agreement to the contrary, if the Purchaser shall be in default of its obligations under this paragraph with respect to a given Trade Account Receivable, the Purchaser shall not be
(1) entitled to any adjustment to the Purchase Price or any indemnification under this Agreement to the extent such Trade Account Receivable is or proves to be uncollectible or (2) obligated to assign such Trade Account Receivable (or any related deeds of trust, mortgages, mechanic's liens, materialmen's liens or other security interests securing such Trade Account Receivable) to the Seller hereunder. Upon any return of resalable goods relating to invoices issued prior to the Closing Date, the Trade Account Receivable corresponding to the returned items shall be deemed collected in the amount of 70% of the invoiced cost of such item. Any allowances or adjustments granted to customers with respect to the Trade Accounts Receivable shall be taken into account; provided such allowances or adjustments are made by the Purchaser in the ordinary course of business consistent with past practice of the Business, and, provided further, that allowances or adjustments aggregating $1,000 or more with respect to a single customer shall require the approval of the Seller's Representative, which approval shall not be unreasonably withheld or delayed. The Purchaser shall provide to the Seller's Representative on a weekly basis a report (the "Collection and Returns Report") (a) identifying any returned items or any allowances or adjustments, the date of return or of the granting of such allowance or adjustment, the customer's name, the applicable invoice number, invoice date and invoice amount, the action taken by the Purchaser, and the reasons why the Purchaser accepted such return items or granted or made such allowances or adjustments and (b) specifying the collection efforts and results with respect to the Trade Accounts Receivable, including a reconciliation of the weekly collections by customer, with invoice number, invoice date and invoice amount. In the event that the Purchaser grants allowances or adjustments to customers without the approval of the Seller's Representative as provided herein, or if the Purchaser does not provide to the Seller's Representative the information relating to any allowances, adjustments or returns of goods as set forth in this Section 2.03(b), the Trade Accounts Receivable relating to such allowances, adjustments or returns shall be deemed collected in full.

          (ii)   Subject to the resolution of any disputes pursuant to
Section 2.03(b)(iv), within 30 Business Days after the date of receipt by the Purchaser of the Closing Balance Sheet:

                 (A) in the event that the Estimated Closing Net Asset Value exceeds the Net Asset Value reflected on the Closing Balance Sheet by at least the Designated Amount, the Seller shall pay to the Purchaser, as a downward adjustment to the Purchase Price, by wire transfer in immediately available funds, first from the Adjustment Escrow Account and then, to the extent required, from the Seller, an amount equal to such excess; and

                 (B) in the event that the Net Asset Value reflected on the Closing Balance Sheet exceeds the Estimated Closing Net Asset Value by at least the Designated Amount, the Purchaser shall pay to the Seller, as an upward adjustment to the Purchase Price, by wire transfer in immediately available funds, an amount equal to such excess.

     Any payment required to be made by the Seller or the Purchaser pursuant to this Section 2.03(b) shall bear interest from the Closing Date through the date of payment at the rate of 10% per annum.

          (iii) During a period of 120 calendar days following the Closing Date, the Purchaser shall honor any reasonable claims by customers of the Business for returns of goods relating to invoices issued prior to the Closing Date. The Purchaser shall report any returns to the Seller's Representative on a weekly basis pursuant to the Collection and Returns Report. Any returns of goods relating to invoices issued prior to the Closing Date that are not of a quality resalable in the ordinary course of business shall result in a reduction of the Purchase Price in the amount the customer was credited for the return. Any returns of goods relating to invoices issued prior to the Closing Date that are of a quality resalable in the ordinary course of business shall result in adjustments to the Purchase Price (without duplication of any other adjustments to the Purchase Price required by this Section 2.03(b)) as follows:

                 (A) If the returned resalable item is the subject of an unpaid Trade Account Receivable, then the Seller shall be entitled to a credit in the manner provided above with respect to the collection of Trade Accounts Receivable.

                 (B) If the returned resalable item was paid for prior to the Closing Date, the Purchaser is entitled to a payment from the Seller in the amount of 30% of the invoice amount for the item.

          (iv) (A) The Purchaser may dispute any amounts reflected on the Closing Balance Sheet to the extent that the net effect of such disputed amounts in the aggregate would be to reduce the Net Asset Value reflected on the Closing Balance Sheet by more than the Designated Amount; PROVIDED, HOWEVER, that the Purchaser shall have notified the Seller's Representative in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 20 Business Days of the Purchaser's receipt of the Closing Balance Sheet. In the event of such a dispute, the Purchaser and the Seller shall attempt to reconcile their differences. If any such resolution by the Purchaser and the Seller leaves in dispute amounts the net effect of which in the aggregate would not affect the Net Asset Value reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet delivered by the Seller to the Purchaser. If the Purchaser and the Seller are unable to reach a resolution with such effect within 10 Business Days after receipt by the Seller's Representative of the Purchaser's written notice of dispute, the Purchaser and the Seller shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 Business Days of such submission, determine and report to the Seller and the Purchaser upon such remaining disputed items, and such report shall be final, binding and conclusive on the Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm which is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted.

                 (B) No adjustment to any amount payable by the Seller or the Purchaser pursuant to Section 2.03(b)(ii) shall be made with respect to amounts disputed by the Purchaser pursuant to this Section 2.03(b)(iv), unless the net effect of the amounts successfully disputed by the Purchaser in the aggregate is to reduce the Net Asset Value reflected on the Closing Balance Statement by at least the Designated Amount, in which case such adjustment shall be made in an amount equal to the full amount of such reduction.

     (c) The parties agree that the Purchase Price shall be allocated as of the Closing Date among the Assets in accordance with Schedule 2.03(c) and Internal Revenue Code Section 1060 and Treasury Regulations thereunder and shall file such Tax returns and forms as required reflecting such allocation of the Purchase Price. Any subsequent adjustments to the Purchase Price in accordance with the terms of this Agreement shall be reflected in the allocation hereunder in a manner consistent with Treasury Regulation Section 1.1060-1T(f). Neither the Seller nor the Purchaser shall file any Tax return or form or take a position with a Tax authority that is inconsistent with such allocation.

     SECTION 2.04.  CLOSING

     (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets and the assumptions of the Assumed Liabilities contemplated hereby shall take place at a closing (the "Closing") at the offices of Perkins Coie, 1211 S.W. Fifth Avenue, Suite 1500, Portland, Oregon at 10:00 a.m., local time, on November 3, 1997 or, if later, the fifth Business Day following the expiration or termination of any applicable waiting periods under the HSR Act, or at such other time or on such other date or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     (b) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

          (i)    a receipt for the Purchase Price less the Escrow Amounts;

          (ii) the Bill of Sale, Assignment and Assumption Agreement, the Deeds and such other instruments executed by the Seller as may reasonably be requested by the Purchaser to transfer title to the Assets to the Purchaser;

          (iii) executed counterparts of each other Ancillary Agreement to which the Seller is a party;

          (iv) the certificates, opinion and other documents required to be delivered pursuant to Section 6.02; and

          (v) detailed trial balance accounts payable information and other reasonably detailed information used to determine the Estimated Closing Assumed Liabilities Value.

     (c)  At the Closing, the Purchaser shall deliver to the Seller:

          (i) the Purchase Price less the sum of (A) the Registered Share Amount, (B) the Adjustment Escrow Amount and (C) the Indemnity Escrow Amount , by wire transfer in immediately available funds to an account designated by the Seller;

          (ii) Registered Shares valued at the Market Price in an aggregate amount equal to the Registered Share Amount;

          (iii) executed counterparts of each Ancillary Agreement to which the Purchaser is a party; and

          (iv) the certificates, opinion and other documents required to be delivered pursuant to Section 6.01.

     Additionally, at or prior to the Closing the Purchaser shall deposit immediately available funds equal to the Adjustment Escrow Amount into the Adjustment Escrow Account and the Subordinated Note with the Escrow Agent, to be held pursuant to the terms of the Escrow Agreement.

     (d) Notwithstanding Section 2.03, the sale and purchase of the Assets and the assumption by the Purchaser of the Assumed Liabilities shall be deemed for all purposes to have taken place as of 12:01 a.m. on the Closing Date.

ARTICLE III.   REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Subject to the limitations and exceptions set forth in this Agreement, including, without limitation, in the attached Schedule of Exceptions dated as of the date hereof (the "Schedule of Exceptions"), the Seller makes the following representations and warranties to the Purchaser. Notwithstanding references in the Schedule of Exceptions to specific sections of this Agreement, the disclosure of any exception set forth in the Schedule of Exceptions shall be deemed an exception to all representations, warranties and covenants to which such exception may be applicable.

     SECTION 3.01.  INCORPORATION AND QUALIFICATION OF THE SELLER; AUTHORITY

     The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into and carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, to own, operate or lease the properties and assets now owned, operated or leased by the Seller and to carry on the Business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. At the Closing, the Ancillary Agreements to which the Seller is a party shall be duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the other parties thereto) shall constitute legal, valid and binding obligations of the Seller enforceable against the Seller in accordance with their terms.

     SECTION 3.02.  SUBSIDIARIES

     The Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any other direct or indirect equity or ownership interest in any corporation, partnership, joint venture or similar business entity.

     SECTION 3.03.  NO CONFLICT

     Except as may result from any facts or circumstances relating solely to Purchaser, the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party do not, and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of the Seller, in each case as amended, or (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller or any of the Assets or (c) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to the Assets or by which any of the Assets is bound or affected.

     SECTION 3.04.  CONSENTS AND APPROVALS

     The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party do not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any court, administrative agency or other governmental or regulatory authority, except (a) any applicable notification requirements of the HSR Act, (b) where failure to obtain such consent, approval, exemption, authorization or action, make such filing or give such notice would not prevent the Seller from performing any of its material obligations under this Agreement or the Ancillary Agreements to which it is a party and (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser.

     SECTION 3.05.  FINANCIAL INFORMATION

     The Seller has provided to the Purchaser true and complete copies of
(a) the audited balance sheets of the Seller dated as of December 31, 1996, 1995, and 1994 and the audited income statements and statements of cash flow for the Seller for the years ended December 31, 1996, 1995 and 1994 (collectively, the "Audited Financial Statements) and (b) the Reference Balance Sheet and an unaudited income statement for the Seller for the six-month period ended June 30, 1997, and the unaudited balance sheets and unaudited income statements at and for the months ended July 31, 1997 and August 31, 1997 (the "Unaudited Financial Statements") and, together with the Audited Financial Statements, being referred to herein, collectively, as the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Seller as of the dates thereof or for the periods covered thereby and the Financial Statements have been prepared in accordance with GAAP throughout the periods covered thereby, except as described in the notes thereto and except that the Unaudited Financial Statements do not contain the footnotes required by GAAP and are subject to year-end and other non-material adjustments. The Financial Statements reflect the following in accordance with GAAP: (x) appropriate reserves and accruals for all taxes and other liabilities as at the date, and for the period, indicated but not yet payable, and (y) all other items required to be reserved for or accrued in accordance with GAAP. Since August 31, 1997 and except as contemplated in this Agreement or as set forth in the "Lone Star/Hillsdale Performance Summary Update" dated September 16, 1997, the Seller has not incurred any liability other than in the ordinary course of business and consistent with past practice, the Seller has conducted the Business in the ordinary course and consistent with past practice, and the Seller has not suffered any Material Adverse Effect.

     SECTION 3.06.  LITIGATION

     No claim, action, proceeding or investigation is pending or, to the Seller's knowledge, threatened against the Seller, before any federal, state or municipal court, or administrative, governmental or regulatory authority or body that (a) questions the validity of this Agreement or any Ancillary Agreement to which the Seller is a party or any action taken or to be taken by the Seller hereunder or thereunder or (b) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and the Seller is not subject to any order, writ, judgment, injunction, decree, determination or award that (x) prohibits any action taken or to be taken by the Seller pursuant to this Agreement or any Ancillary Agreement to which the Seller is a party or
(y) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     SECTION 3.07.  COMPLIANCE WITH LAWS; LICENSES AND PERMITS

     The Seller is not in violation of any law, rule, regulation, order, judgment or decree applicable to it or by which any of the Assets is bound or affected, except for violations the existence of which could not reasonably be expected to have a Material

Adverse Effect. The Seller has all governmental licenses, franchises, permits, approvals, authorizations, exemptions, certificates, and registrations necessary to carry on the Business as it is now being conducted, except for such governmental licenses, permits, approvals, authorizations, exemptions, certificates and registrations the absence of which could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.08.  ENVIRONMENTAL COMPLIANCE

     (a) The Seller holds all the permits, licenses and approvals of governmental authorities and agencies required under Environmental Laws for the current use, occupancy or operation of the Assets and the conduct of the Business as it is now being conducted, except for such permits, licenses and approvals the absence of which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (b) The Seller is not in violation of any Environmental Laws or any such permits, licenses and approvals, except for such violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (c) The Seller has received no notice from any governmental agency or authority alleging that the Seller or any of the Assets is not in compliance with Environmental Laws and, to the Seller's knowledge, there are no circumstances that could reasonably be expected to prevent or interfere with material compliance by the Seller with Environmental Laws in the future.

     (d) There is no asserted claim, action, cause of action or investigation by any person or entity alleging potential liability of the Seller (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence or release into the environment of any Hazardous Substance at the premises owned or leased by the Seller, that is pending or, to the Seller's knowledge, threatened against the Seller, any of the Assets or any of such premises.

     (e) To the Seller's knowledge, the Seller has not treated, stored, or disposed of, and the Seller has not released, any Hazardous Substances in violation of any Environmental Laws on or from any premises owned or leased by the Seller.

     SECTION 3.09.  INTELLECTUAL PROPERTY RIGHTS

     (a) The Seller owns or otherwise has a right to use all patented inventions, trademarks, trade names, service marks and copyrights (collectively "Intellectual Property Rights") used by the Seller in the conduct of the Business as currently conducted, except for those Intellectual Property Rights the lack of which could not reasonably be expected to have a Material Adverse Effect. No rights have been granted by the Seller to third parties with respect to the Intellectual Property Rights.

     (b) There is no claim, action or cause of action challenging the Seller's use of the Intellectual Property Rights or challenging or questioning the validity or effectiveness of any Intellectual Property Rights.

     (c) To the Seller's knowledge, (i) neither the Seller's operations nor the Intellectual Property Rights infringe upon any issued or pending patent, trademark, trade name, service mark, copyright or other right of any person or entity, and (ii) there is no infringement by any other person or entity of any Intellectual Property Right.

     SECTION 3.10.  REAL PROPERTY

     (a) With respect to each lease covering any parcel of real property leased by the Seller, (i) such lease is valid, binding and enforceable in accordance with its terms, and (ii) the Seller has performed all obligations imposed upon it thereunder, and neither the Seller nor, to the Seller's knowledge, any other party thereto is in default thereunder in any material respect, nor is there any event which, with the giving of notice or lapse of time or both, would constitute a default thereunder by the Seller or, to the Seller's knowledge, any other party thereto.

     (b) To the Seller's knowledge, each parcel of real property owned by the Seller, the improvements thereon, and the use and operation thereof comply, in all material respects, with all zoning and building laws, ordinances, orders or requirements of any state, municipal or other governmental departments or agencies having jurisdiction against or affecting such property. The Seller has no knowledge that any parcel leased by the Seller, the improvements thereon, or the use or operation thereof does not comply, in all material respects, with all such zoning and building laws, ordinances, orders and requirements.

     SECTION 3.11.  TANGIBLE PERSONAL PROPERTY

     Schedules 2.01(a)(i) and 2.01(a)(ii) set forth all equipment and other tangible personal property of the Seller (other than items having a book value of $5000 or less individually and Inventory) as of the date hereof. Each material item of equipment, machinery or other tangible personal property listed on such Schedules is either: (a) owned by the Seller, free and clear of all liens, security interests and other charges and encumbrances, except: (i) liens, security interests and other charges and encumbrances incurred in the ordinary course of business; (ii) liens for Taxes, assessments and other governmental changes not yet due and payable;
(iii) liens for

Taxes, assessments and charges and other claims, the validity of which is being contested in good faith; and (iv) liens, security interests, imperfections of title and other charges and encumbrances the existence of which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect; or (b) leased pursuant to one or more valid and enforceable lease agreements that have not been breached by the Seller or, to the knowledge of the Seller, any other party thereto. Such tangible personal property is in normal operating condition, ordinary wear and tear excepted.

     SECTION 3.12.  MATERIAL CONTRACTS

     (a) Schedule 2.01(a)(vi) lists, among other Contracts, each executory Contract to which the Seller is a party that requires, in accordance with its terms, future payments in excess of $25,000 and that is not cancelable upon not more than 60 days' notice and each other written contract, agreement, and commitment which is material to the Seller and the Business (collectively, the "Material Contracts").

     (b) With respect to the Material Contracts, (i) each Material Contract is valid, binding and enforceable in accordance with its terms; (ii) the Seller is not in default under or in violation of any provision of any of the Material Contracts, which default (with or without the lapse of time or the giving of notice or both) could reasonably be expected to have a Material Adverse Effect;
(iii) the Seller has not received notice of alleged nonperformance or other noncompliance with respect to its obligations under any of the Material Contracts which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; and (iv) the Seller does not have knowledge of any nonperformance, breach or other noncompliance by any other party to any of the Material Contracts.

     SECTION 3.13.  EMPLOYEE BENEFIT MATTERS

     (a) Schedule 3.13 contains a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements with respect to which the Seller has any obligation or which are maintained, contributed to or sponsored by the Seller for the benefit of any current employee, officer or director of the Seller or any former employee of the Seller, other than plans, programs, arrangements, contracts or agreements for which no benefits are payable after the Closing (the "Plans"). Each Plan is in writing and the Seller has previously made available to the Purchaser a true and complete copy of each Plan and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Plan: (i) a copy of each trust or other funding arrangement, (ii) the most recently filed Internal Revenue Service Form 5500, (iii) the most recently received Internal Revenue Service determination letter, and (ii) the most recently prepared actuarial report and financial statement. The Seller has no express or implied commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code.

     (b)  None of the Plans is a multiemployer plan, within the meaning of
Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan") or a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Seller could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan").

     (c) With respect to each Plan, the Seller is not currently liable for any material tax arising under Section 4971, 4972, 4975, 4979, 4980 or 4980B of the Internal Revenue Code, and no fact or event exists which could reasonably be expected to give rise to any such liability. The Seller has not incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan. None of the Assets is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code and the Seller has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Internal Revenue Code with respect to any Plan, and no fact or event exists which could reasonably be expected to give rise to any such lien or requirement to post any such security.

     (d) Each Plan has been operated in all material respects in accordance with the requirements of applicable laws, including, without limitation, ERISA and the Internal Revenue Code. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Internal Revenue Code), whether or not waived. All prior contributions, premiums or payments made with respect to any Plan have been deducted for income tax purposes and no such deduction previously claimed has been challenged by any government entity. No transaction prohibited by Section 406 of ERISA and no "prohibited transaction" under Section 4975(c) of the Internal Revenue Code have occurred with respect to any Plan.

     SECTION 3.14.  LABOR MATTERS

     Schedule 3.14 sets forth a list of all employees employed by the Seller as of the date hereof (the "Employees"). There are no labor controversies pending or, to the Seller's knowledge, threatened, between the Seller and any of the Employees or any former employee of the Seller, which controversies could reasonably be expected to have a Material Adverse Effect; the Seller is not a party to any collective bargaining agreement or other labor union contract applicable to any of the Employees; and the Seller has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any of the Employees.

     SECTION 3.15.  TAXES

     The Seller has timely filed, or will timely file, all returns required to be filed by it with respect to Taxes for any period ending on or before the Closing Date, taking into account any extension of time to file granted to or obtained on behalf of the Seller; all such returns are, or shall be when filed, true, correct and complete in all material respects; all Taxes, if any, shown to be payable by the Seller on such returns have been paid or will be paid (except as provided in Section 5.07 hereof); and no deficiency for any material amount of Tax has been asserted or assessed by a Tax authority against the Seller.

     SECTION 3.16.  INSURANCE

     Schedule 3.16 contains a list of all material liability, property, accident, casualty, fire, flood, workers' compensation, key man, group life or health and other insurance policies and arrangements affecting or relating to the Assets or the Business. All such insurance policies are in full force and effect.

     SECTION 3.17.  BROKERS

     Except for Green, Manning & Bunch, Ltd. ("GM&B"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of GM&B.

     SECTION 3.18.  DISCLAIMER OF WARRANTIES

     EXCEPT WITH RESPECT TO THE WARRANTIES AND REPRESENTATIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR

PURPOSE, OR QUALITY AS TO THE ASSETS OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR OTHERWISE, AND THE PURCHASER HAS RELIED UPON ITS OWN EXAMINATION THEREOF IN DECIDING TO PURCHASE THE ASSETS ON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS AGREEMENT.

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Seller as follows:

     SECTION 4.01.  INCORPORATION AND AUTHORITY OF THE PURCHASER

     The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into and carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. At the Closing, the Ancillary Agreements to which the Purchaser is a party shall be duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the other parties thereto) shall constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

     SECTION 4.02.  NO CONFLICT

     The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not, and will not (a) violate or conflict with the Certificate of Incorporation or Bylaws of the Purchaser, in each case as amended, (b) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Purchaser, or (c) except as could not reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Ancillary Agreements to which the Purchaser is a party, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or other encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument relating to such assets or properties, to which the Purchaser is a party or by which any of such assets or properties is bound or affected.

     SECTION 4.03.  CONSENTS AND APPROVALS

     The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any court, administrative agency or other governmental or regulatory authority, except (a) any applicable notification requirements of the HSR Act, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Purchaser from performing any of its material obligations under this Agreement or the Ancillary Agreements to which the Purchaser is a party and
(c) as may be necessary as a result of any facts or circumstances relating solely to the Seller.

     SECTION 4.04.  ABSENCE OF LITIGATION

     No claim, action, proceeding or investigation is pending or, to the Purchaser's knowledge, threatened, which questions the validity of this Agreement or any of the Ancillary Agreements to which the Purchaser is a party or any action taken or to be taken by the Purchaser hereunder or thereunder.

     SECTION 4.05.  FINANCING

     The Purchaser has, or as of the Closing will have, all funds necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

     SECTION 4.06.  BROKERS

     Except for Dillon, Reed & Co. ("Dillon Reed), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser is solely responsible for the fees and expenses of Dillon Reed.

     SECTION 4.07.  REGISTERED SHARES

     The Registered Shares to be issued in connection with the transactions contemplated hereby will be, when delivered to the Seller or the Escrow Agent in accordance with the terms of this Agreement, (a) duly and validly issued, fully paid and non-assessable, (b) free of any liens, security interests or other encumbrances or of any preemptive or other similar rights, (c) issued in compliance with all applicable securities laws and (d) not subject to any restrictions on resale by the holders thereof, except as otherwise set forth herein.

ARTICLE V.     ADDITIONAL AGREEMENTS

     SECTION 5.01.  CONDUCT OF BUSINESS PRIOR TO THE CLOSING

     (a) The Seller covenants and agrees that, between the date hereof and the Closing Date, it shall, except as set forth in Section 5.01(b) and except for the possible sale or transfer of the Seller's real property located in the State of Colorado, conduct the Business in the ordinary course and consistent with its prior practice in all material respects.

     (b) The Seller covenants and agrees that, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), it shall not, prior to the Closing, (i) materially change its accounting methods, principles or practices; (ii) declare, set aside or pay any dividends or other distribution (whether in cash, stock, property or any combination thereof) in respect of Seller's capital stock, other than (A) cash dividends declared and paid to the shareholders of Seller in an amount sufficient to satisfy their aggregate tax obligations arising with respect to the operation of the Seller and (B) any distributions to the Seller's shareholders of the Seller's real property located in the State of Colorado or other assets related to the Seller's operations in such State, or of the proceeds of the sale of such real property or other assets; (iii) redeem, repurchase or otherwise acquire any equity securities issued by the Seller; (iv) sell, transfer or otherwise dispose of any of the Assets, other than inventory in the ordinary course of business;
(v) create, or permit to be created, any lien, security interest or other charge or encumbrances on any of the Assets, other than liens, security interests, charges and encumbrances of the type described in Section 3.11; (vi) establish or materially increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or otherwise increase the compensation payable or to become payable to any officers or key employees of the Seller, except in the ordinary course of business consistent with past practice or as may be required by law or applicable collective bargaining agreements; or (vii) enter into any employment or severance agreement with any of its employees or establish, adopt, enter into or amend any collective bargaining agreement, except in the ordinary course of business consistent with past practice or as may be required by law or applicable collective bargaining agreements.

     SECTION 5.02.  INVESTIGATION

     (a) The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Assets, the Assumed Liabilities and the Business, and
(ii) has been furnished with or given adequate access to such information about the Assets, the Assumed Liabilities and the Business, as it has requested.

     (b) In connection with the Purchaser's investigation of the Assets, the Assumed Liabilities and the Business, the Purchaser has received from the Seller and its affiliates, agents and representatives certain estimates, projections and other forecasts for the Seller, including, without limitation, estimated income statement and balance sheet information for the fiscal year ending in 1997, projected income statement information for the fiscal years ending in 1998, 1999 and 2000 and certain plan and budget information. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets; that the Purchaser is familiar with such uncertainties; that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it; and that the Purchaser will not assert any claim against the Seller or any affiliate, agent or representative of the Seller, or hold the Seller or any such affiliate, agent or representative liable with respect thereto. Accordingly, the Seller makes no representation or warranty with respect to any such estimates, projections, forecasts, plans or budgets.

     SECTION 5.03.  ACCESS TO INFORMATION

     (a) From the date hereof until the Closing, upon reasonable notice, the Seller shall (i) afford the officers, employees and authorized agents and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Seller relating to the Assets, the Assumed Liabilities and the Business and (ii) furnish to the officers, employees and authorized agents and representatives of the Purchaser such additional information regarding the Assets, the Assumed Liabilities and the Business as the Purchaser may from time to time reasonably request; PROVIDED, HOWEVER, that such investigation shall be conducted in a manner so as not to interfere unreasonably with the business or operations of the Seller.

     (b) In order to facilitate the resolution of any claims made by or against or incurred by the Seller with respect to the period prior to the Closing, after the Closing, upon reasonable notice, the Purchaser shall (i) afford the officers, employees, shareholders and authorized agents and representatives of the Seller reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser relating to the Assets, the Assumed Liabilities and the Business, (ii) furnish to the officers, employees, shareholders and authorized agents and representatives of the Seller such additional financial and other information regarding the Assets, the Assumed Liabilities and the Business as the Seller may from time to time reasonably request and (iii) make available to the Seller the employees of the Purchaser whose assistance, testimony or presence is necessary to assist the Seller in evaluating any such claims and in defending such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; PROVIDED, HOWEVER, that such investigation shall be conducted in a manner so as not to interfere unreasonably with any of the businesses or operations of the Purchaser.

     SECTION 5.04.  BOOKS AND RECORDS

     (a) The Purchaser agrees that it shall send to the Seller or Seller's Representative (as directed by Seller's Representative) all books and records relating to the Assets, the Assumed Liabilities and the Business within six months after the Closing Date.

     (b) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that either party hereto or any successors be furnished with additional information relating to the Assets, the Assumed Liabilities or the Business, and such information is in the possession of the other party hereto, such other party agrees to use its best efforts to furnish such information to such party, at the cost and expense of the party being furnished such information.

     SECTION 5.05.  CONFIDENTIALITY

     The terms of the letter agreement dated as of June 6, 1997 (the "Confidentiality Agreement") between the Seller and the Purchaser are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of the Purchaser under this Section shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

     SECTION 5.06.  REGULATORY AND OTHER AUTHORIZATIONS; CONSENTS

     The Seller and the Purchaser will use their reasonable best efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals. To the extent applicable, the Seller and the Purchaser agree to make appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the transactions contemplated hereby within 10 Business Days of the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals. Each party hereto shall pay its own expenses in connection with the preparation of Notification and Report Forms, and the Purchaser shall pay the entire amount of the filing fees required by the HSR Act.

     SECTION 5.07.  TAXES

     (a) The Purchaser shall provide the Seller with such resale exception certificates as the Seller shall reasonably request.

     (b) The Purchaser shall be liable for any and all sales, transfer, business and occupation, stamp and similar Taxes, levies, charges and fees incurred by the Seller or the Purchaser as a result of the transactions contemplated by this Agreement. The Purchaser and the Seller shall cooperate in the filing of all necessary documentation and all Tax returns, reports and forms with respect to such Taxes, levies, charges and fees.

     (c) The Purchaser shall pay all real and personal property taxes attributable to the Assets that are due after the Closing Date, whether accruing prior to, on or after the Closing Date.

     SECTION 5.08.  BULK TRANSFER LAWS

     The Purchaser hereby waives compliance by the Seller with the provisions of any bulk transfer or similar laws of any jurisdiction in connection with the sale to the Purchaser of the Assets.

     SECTION 5.09.  EMPLOYEES

     (a) Attached hereto as Schedule 5.09 is a list of all the Seller's employees who the Purchaser does not intend to hire as of or after the Closing Date.

     (b) The Purchaser agrees to provide all the Seller's employees other than the Terminated Employees with (a) salaries that in the aggregate are substantially equivalent to those provided to such employees by the Seller immediately prior to the Closing and (b) employee benefits that are the same as for other employees of the Purchaser with similar positions or responsibilities. To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual under any employee benefit plan, program or arrangement established or maintained by the Purchaser for the benefit of its employees, such plan, program or arrangement shall credit such employees of the Seller for service on or prior to the Closing with the Seller.

     SECTION 5.10.  FURTHER ACTION

     Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

     SECTION 5.11.  SALES OF REGISTERED SHARES

     Without the prior consent of the Purchaser, Seller agrees that it shall not sell in excess of 7,500 Registered Shares per day in the public securities markets.

     SECTION 5.12.  CHANGE OF NAME

     Shortly following the Closing, the Seller agrees that it shall change its corporate name to a new corporate name which shall not include the words "Lone Star."

ARTICLE VI.    CONDITIONS TO CLOSING

     SECTION 6.01.  CONDITIONS TO OBLIGATIONS OF THE SELLER

     The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects, and the Seller shall have received a certificate of the President of the Purchaser to such effect signed by a duly authorized officer thereof.

     (b) NO ORDER. No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement or any of the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

     (c) CONSENTS. All consents, authorizations and approvals, if any, necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained. All applicable time periods, if any, under the HSR Act shall have expired or been terminated.

     (d) ESCROW AGREEMENT. The Escrow Agent shall have executed and delivered the Escrow Agreement.

     (e) LEGAL OPINION. The Seller shall have received from the Purchaser's counsel a legal opinion addressed to the Seller and dated the Closing Date, substantially in the form of Exhibit 6.01(e).

     (f) APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required to fulfill the conditions set forth in this Section 6.01 or incident thereto and all other related legal matters shall have been reasonably satisfactory to and approved by Perkins Coie, the Seller's special counsel, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as shall have been reasonably requested by such counsel.

     SECTION 6.02.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER

     The obligation of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES; COVENANTS. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and all the covenants contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate of the President or Chairman of the Seller to such effect.

     (b) NO ORDER. No governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement or any of the Ancillary Agreements illegal or otherwise restraining or prohibiting consummation of such transactions.

     (c) CONSENTS. All consents, authorizations and approvals, if any, necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained. All applicable time periods, if any, under the HSR Act shall have expired or been terminated.

     (d) ESCROW AGREEMENT. The Escrow Agent shall have executed and delivered the Escrow Agreement.

     (e) LEGAL OPINION. The Purchaser shall have received from Perkins Coie, the Seller's special counsel, a legal opinion addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit 6.02(e).

     (f) THIRD QUARTER BRANCH EBIT. The Seller's Third Quarter Branch EBIT shall be at least $1,284,300. The Seller shall prepare in good faith and deliver to the Purchaser the Third Quarter Branch EBIT calculation prior to the Closing Date. In the event that the Purchaser disagrees with the Third Quarter Branch EBIT calculation within one (1) Business Day after delivery thereof by the Seller, the Seller and the Purchaser shall attempt in good faith to reconcile their differences. If the Seller and the Purchaser are unable to reach a resolution within five (5) Business Days after delivery of the Third Quarter Branch EBIT calculation to the Purchaser, they shall submit the Third Quarter Branch EBIT calculation to the Independent Accounting Firm, which shall, within ten (10) Business Days of such submission, determine and report to the Purchaser and the Seller the Third Quarter Branch EBIT. The Third Quarter Branch EBIT amount determined by the Independent Accounting Firm shall be binding and conclusive. The actual costs, if any, incurred for the services of the Independent Accounting Firm pursuant to this paragraph shall be paid by the party whose calculation of Third Quarter Branch EBIT is the furthest from the amount determined by the Independent Accounting Firm.

     (g) APPROVAL BY COUNSEL. All actions, proceedings, instruments, and documents required to fulfill the conditions set forth in this Section 6.02 or incident thereto and all other related legal matters shall have been reasonably satisfactory to and approved by the Purchaser's counsel, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as shall have been reasonably requested by such counsel.

ARTICLE VII.   INDEMNIFICATION

     SECTION 7.01.  SURVIVAL

     Subject to the limitations and other provisions of this Agreement, the representations, warranties, covenants and agreements of the parties hereto contained herein shall survive and remain in full force and effect, regardless of any investigation made by or on behalf of the Seller or the Purchaser, for a period of 18 months after the Closing Date; PROVIDED, HOWEVER, that such 18-month limitation shall not be applicable with respect to claims based solely upon fraud on the part of the Seller.

     SECTION 7.02.  INDEMNIFICATION BY THE PURCHASER

     (a) The Purchaser agrees, subject to the other terms and conditions of this Section 7.02 and Section 7.04 and without gross-up for Taxes, to indemnify the Seller against and hold the Seller harmless from any and all liabilities, losses, costs, expenses (including, without limitation, reasonable attorneys' fees) of and damages (collectively, "Losses") to the Seller, arising out of or with respect to (i) the breach of any representation, warranty, covenant or agreement of the Purchaser herein and (ii) the Assumed Liabilities.

     If the transactions contemplated by this Agreement are not consummated, the Purchaser agrees, subject to the other terms and conditions of this Section 7.02 and Section 7.04 and without gross-up for Taxes, to indemnify the Seller against and hold the Seller harmless from any and all Losses to the Seller arising out of or with respect to the breach of any representation, warranty, covenant or agreement of the Purchaser herein.

     (b) Payments by the Purchaser pursuant to Section 7.02(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom
(i) any Tax benefit to the Seller or any affiliates thereof and (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller or any affiliates thereof from any third party with respect thereto. A Tax benefit will be considered to be recognized by the Seller or such affiliates for purposes of this Section 7.02 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that the Seller and such affiliates are in the maximum applicable statutory tax brackets after any deductions or other allowances reportable with respect to a payment hereunder.

     (c) No claim may be made against the Purchaser for indemnification pursuant to this Section 7.02 with respect to any individual item of Loss, unless such item exceeds $2,500 and unless the aggregate of all such Losses of the Seller with respect to this Section 7.02 shall exceed $200,000, and the Purchaser shall not be required to pay or be liable for the first $200,000 in aggregate amount of any such Losses; PROVIDED, HOWEVER, that any Losses arising in connection with Sections 4.06, 5.06, 5.07 or 9.01 or any Assumed Liabilities shall not be subject to any of such limitations. The aggregate liability of the Purchaser to the Seller under this Agreement shall be limited to an amount equal to the Indemnity Escrow Amount. For the purposes of this Section 7.02(c), in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefits to the Seller or any affiliates thereof, and (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Seller or any affiliates thereof from any third party with respect thereto.

     SECTION 7.03.  INDEMNIFICATION BY THE SELLER

     (a)  The Seller agrees, subject to the other terms and conditions of this
Section 7.03 and Section 7.04 and without gross-up for Taxes, to indemnify the Purchaser against and hold it harmless from any and all Losses to the Purchaser arising out of or with respect to (i) the breach of any representation, warranty, covenant or agreement of the Seller herein and (ii) the Retained Liabilities.

     If the transactions contemplated by this Agreement are not consummated, the Seller agrees, subject to the other terms and conditions of this Section 7.03 and Section 7.04 and without gross-up for Taxes, to indemnify the Purchaser against and hold the Purchaser harmless from any and all Losses to the Purchaser arising out of or with respect to the breach of any representation, warranty, covenant or agreement of the Seller herein.

     (b) Payments by the Seller pursuant to Section 7.03(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom
(i) any Tax benefit to the Purchaser or any affiliates thereof, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any affiliates thereof from any third party with respect thereto and (iii) any adjustments to the Purchase Price paid to the Purchaser pursuant to Section 2.03(b) with respect to the subject matter in dispute. A Tax benefit will be considered to be recognized by the Purchaser or any affiliates thereof for purposes of this Section 7.03 in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by assuming that the Purchaser and such affiliates are in the maximum applicable statutory tax brackets after any deductions or other allowances reportable with respect to a payment hereunder.

     (c) No claim may be made against the Seller for indemnification pursuant to this Section 7.03 with respect to any individual item of Loss, unless such item exceeds $2,500 and unless the aggregate of all Losses of the Purchaser with respect to this

Section 7.03 shall exceed $200,000, and the Seller shall not be required to pay or be liable for the first $200,000 in aggregate amount of any such Losses; PROVIDED, HOWEVER, that any Losses arising in connection with Section 3.15, 3.17, 5.06 or 9.01 shall not be subject to any of such limitations. Any and all claims against the Seller in connection with this Agreement (other than claims based solely upon fraud) shall be collectible not from the Seller, but solely
(a) by means of reduction, in accordance and only to the extent permitted by the Escrow Agreement, in the outstanding principal amount of the Subordinated Note held by the Escrow Agent pursuant to the terms of the Escrow Agreement or
(b) from funds on deposit in the Indemnity Escrow Account to the extent representing prepayments of principal under the Subordinated Note, and in no event shall the aggregate liability of the Seller to the Purchaser under this Agreement exceed the Indemnity Escrow Amount. For purposes of this
Section 7.02(c), in computing the individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount (i) net of any Tax benefit to the Purchaser or any affiliates thereof, (ii) net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the Purchaser or any affiliates from any third party with respect thereto and
(iii) net of any adjustments to the Purchase Price paid to the Purchaser pursuant to Section 2.03(b) with respect to the subject matter in question.

     SECTION 7.04.  GENERAL PROVISIONS

     (a) Anything in Section 7.01 to the contrary notwithstanding, no claim may be asserted nor any action commenced against the Purchaser or the Seller for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party, describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or action is based ceases to survive as set forth in Section 7.01, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

     (b) Each party entitled to indemnification under this Article VII (an "Indemnified Party") agrees to give the party bearing the related indemnification obligation hereunder (the "Indemnifying Party") prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which the Indemnified Party has knowledge concerning any Loss as to which it may request indemnification hereunder or any liability or damage as to which the $200,000 amount referred to in Section 7.02(c) or 7.03(c) may be applied. The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified

Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party. The Indemnified Party shall provide the Indemnifying Party with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably withheld) or unless the Indemnifying Party, subject to the last sentence of this Section 7.04(b), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. If the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 7.04(b) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

     (c) Each of the Seller and the Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising in connection with the termination of this Agreement, breaches of representations and warranties relating to the Registered Shares or claims based solely upon fraud) relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article
VII. In furtherance of the foregoing, each of the Seller and the Purchaser hereby waives, to the fullest extent permitted under applicable law (except as provided above), any and all rights, claims and causes of action it may have against the other party hereto arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

     (d) Except as set forth in this Agreement, neither the Seller nor the Purchaser is making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Seller or the Purchaser, after the consummation of the purchase and sale of the Assets contemplated hereby, to rescind this Agreement or, except as provided by applicable law with respect to the Registered Shares, any of the transactions contemplated hereby.

     (e) In no event shall the Seller or the Purchaser be liable for consequential damages.

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01.  TERMINATION

     This Agreement may be terminated upon written notice given at any time prior to the Closing:

     (a)  by the mutual written consent of the Purchaser and the Seller; or

     (b) by the Purchaser or the Seller if the Closing shall not have occurred prior to December 1, 1997; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

     SECTION 8.02.  EFFECT OF TERMINATION

     In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except (a) as set forth in Sections 3.17, 4.06,
5.05 and 9.01 and (b) nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 8.03.  WAIVER

     At any time prior to the Closing, the Purchaser or the Seller may
(a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

ARTICLE IX.    GENERAL PROVISIONS

     SECTION 9.01.  EXPENSES

     Unless otherwise indicated in this Agreement or the Ancillary Agreements, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Purchaser shall pay for all title insurance policies it requests or obtains in connection with the transactions contemplated hereby.

     SECTION 9.02.  NOTICES

     All notices, requests, claims, demands and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by telecopy (with confirmation copy of such telecopied material delivered in person or by registered or certified mail, postage prepaid, return receipt requested) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.02):

     (a)  if to the Seller or the Seller's Representative:

          Lone Star Plywood & Door Corp.
          425 Airline Drive
          Coppell, TX  75019
          Attention:  William E. Smith
          Telecopy:  (972) 304-1209

          John W. Dixon
          c/o Endeavour Capital
          4380 S.W. Macadam Avenue
          Portland, OR  97201
          Telecopy:  (503) 223-1384
          with copies to:

          Perkins Coie
          1211 SW Fifth Avenue, Suite 1500
          Portland, OR  97204
          Attention:  Roy W. Tucker, Esq.
          Telecopy:  (503) 727-2222

          and

          Wendell O. Walker
          c/o Scotsco
          Suite B
          13101 S.E. 84th Avenue
          Clackamas, OR  97015-9733
          Telecopy:  (503) 653-7838

     (b)  if to the Purchaser:

          BMC West Corporation
          1475 Tyrell Lane
          P.O. Box 8008
          Boise, ID  83707-2008
          Attention:  Ellis C. Goebel
          Telecopy:  (208) 387-4367

          with a copy to:

          Moffatt, Thomas, Barrett, Rock & Fields
          101 South Capital Boulevard, Tenth Floor
          P.O. Box 829
          Boise, ID  83701
          Attention:  Paul S. Street, Esq.
          Telecopy:  (208) 385-5384

     SECTION 9.03.  PUBLIC ANNOUNCEMENTS

     Neither the Purchaser nor the Seller shall make, or cause to be made, any press releases or public announcements in respect of this Agreement or the transactions contemplated herein or otherwise communicate with any news media without at least 24 hours' prior notification to the other party, and the parties shall cooperate as to the timing and contents of any such announcement, except as such release, announcement or communication may be required by governmental authorities, a court of competent jurisdiction or applicable law, in which case the party making the release, announcement or communication shall provide the information contained therein to the other party in advance of its disclosure.

     SECTION 9.04.  HEADINGS

     The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05.  SEVERABILITY

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 9.06.  ENTIRE AGREEMENT

     This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     SECTION 9.07.  ASSIGNMENT

     Prior to the Closing, this Agreement shall not be assigned by operation of law or otherwise without the express written consent of the other party (which consent shall not be unreasonably withheld). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 9.08.  NO THIRD-PARTY BENEFICIARIES

     This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09.  AMENDMENT; WAIVER

     This Agreement may not be amended or modified except by an instrument in writing duly executed by the Seller and the Purchaser. Waiver of any term or condition of this Agreement shall only be effective if in writing, duly executed by the party to be bound thereby, and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

     SECTION 9.10.  GOVERNING LAW

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed and to be performed in that State.

     SECTION 9.11.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

                                        BMC WEST CORPORATION


                                        By
                                           ------------------------------------
                                           Name:
                                           Title:

                                        LONE STAR PLYWOOD & DOOR CORP.


                                        By
                                           ------------------------------------
                                           Name:
                                           Title: